EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As registered independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated March 28, 2007, relating to the financial statements and financial statement schedule of Environmental Power Corporation, which appears in its Annual Report on Form 10-K for the year ended December 31, 2006, and to all references to our Firm, included in or made a part of this Registration Statement on Form S-3.

/s/ Vitale, Caturano & Co., Ltd.

Boston, Massachusetts

September 11, 2007